                                                          SEC File No. 333-59142
                                                Filed pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 6
(To prospectus dated July 16, 2001)

                            COX COMMUNICATIONS, INC.
                              CLASS A COMMON STOCK

    This prospectus supplement no. 6 supplements and amends the prospectus dated July 16, 2001, as supplemented and amended by prospectus supplement no. 1 dated August 1, 2001, prospectus supplement no. 2 dated August 21, 2001, prospectus supplement no. 3 dated August 30, 2001, prospectus supplement no. 4 dated October 2, 2001 and prospectus supplement no. 5 dated October 26, 2001 relating to the resale of our Class A common stock deliverable upon exchange of 2% exchangeable senior notes due 2021 issued by Cox Enterprises, Inc.

    The table and footnotes on pages 9 through 13 of the prospectus set forth information with respect to the selling stockholders and the shares of Class A common stock beneficially owned by each selling stockholder that may be offered pursuant to the prospectus. This prospectus supplement amends the table in the prospectus by (i) adding Arkansas PERS, Boilermakers Blacksmith Pension Trust, Delaware PERS, ICI American Holdings Trust, Innovest Finanzienstelstungs AG, J.P. Morgan Securities Inc., State of Oregon - Equity, Syngenta AG and Zeneca Holdings Trust and (ii) replacing the information contained in the table for The Class I. C. Company, Granville Capital Corporation, Nomura Securities International Inc., R2 Investments, LDC, TD Securities (USA) Inc. and the category "Any other holder of exchangeable notes or future transferee, pledgee, donee or successor of any such other holder" with the corresponding information set forth below.

                                                        SHARES OF CLASS A
                                                             COMMON STOCK                        SHARES OF CLASS A
                                                       BENEFICIALLY OWNED    SHARES OF CLASS A        COMMON STOCK
                                                                    PRIOR         COMMON STOCK         OWNED AFTER
SELLING STOCKHOLDER                                           TO OFFERING       OFFERED HEREBY        THE OFFERING
-------------------                                           -----------       --------------        ------------
Arkansas PERS......................................                17,337               17,337                   0
Boilermakers Blacksmith Pension Trust..............                23,941               23,941                   0
The Class I. C. Company............................                24,767               24,767                   0
Delaware PERS......................................                23,005               26,005                   0
Granville Capital Corporation(1)...................               238,195              198,138              85,057
ICI American Holdings Trust........................                11,145               11,145                   0
Innovest Finanzienstelstungs AG....................                 6,125                6,125                   0
J.P. Morgan Securities Inc.(2) ....................               110,792              110,792                   0
Nomura Securities International Inc................               165,115              165,115              49,600
R2 Investments, LDC(3).............................               816,727              462,322             354,405
State of Oregon - Equity...........................                84,373               84,373                   0
Syngenta AG........................................                 4,953                4,953                   0
TD Securities (USA) Inc............................               875,935              875,935                   0
Zeneca Holdings Trust..............................                 6,439                6,439                   0
Any other holder of exchangeable notes or future
  transferee, pledgee, donee or successor of any
  such other holder(4).............................               422,785              422,785                   0

  -----------
  (FOOTNOTES ON FOLLOWING PAGE)

    The prospectus, together with this prospectus supplement no. 6, prospectus supplement no. 5, prospectus supplement no. 4, prospectus supplement no. 3, prospectus supplement no. 2 and prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Class A common stock deliverable upon exchange of the notes.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED WHEN INVESTING IN OUR CLASS A COMMON STOCK.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or any accompanying prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is November 15, 2001.

-----------

(1) Of the shares listed as beneficially owned prior to and after the offering, 85,057 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Granville Capital Corporation holds $114,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.

(2) J.P. Morgan Securities, Inc. has also performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as one of the initial purchasers of the Cox Enterprises notes and of our Convertible Senior Notes due 2021.

(3) Of the shares listed as beneficially owned prior to and after the offering, 354,405 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.

(4) We may from time to time include additional selling stockholders and information about such selling stockholders' plans of distribution in future supplements to this prospectus, if required. The amounts provided assume that any other holders of Cox Enterprises notes, or any future transferees, pledgees, donees or successors of or from any such holders of Cox Enterprises notes, do not beneficially own any Class A common stock other than the Class A common stock deliverable upon exchange of the Cox Enterprise notes.

         The following table sets forth, as of November 14, 2001, information regarding the beneficial ownership of our common stock by the selling stockholders. The information is based on information provided by or on behalf of the selling stockholders through November 14, 2001.

                                                        SHARES OF CLASS A
                                                             COMMON STOCK                        SHARES OF CLASS A
                                                       BENEFICIALLY OWNED    SHARES OF CLASS A        COMMON STOCK
                                                                    PRIOR         COMMON STOCK         OWNED AFTER
SELLING STOCKHOLDER(1)                                     TO OFFERING(2)    OFFERED HEREBY(3)     THE OFFERING(4)
----------------------                                     --------------    -----------------     ---------------
AFTRA Health Fund..................................                 5,944                5,944                   0
AIG SoundShore Holdings Ltd.(5)....................               120,121              120,121                   0
AIG SoundShore Opportunity Holding Fund Ltd.(6)....                22,749               17,749               5,000
AIG SoundShore Strategic Holding Fund Ltd.(7)......                10,732               10,732                   0
The Allstate Corporation(8)........................               192,891               84,208             108,683
AmerUS Life Insurance Company......................                17,502               17,502                   0
Arkansas PERS......................................                17,337               17,337                   0
Bank Austria Cayman Island Ltd. ...................                49,534               49,534                   0
Bear, Stearns & Co., Inc.(9).......................               110,003               94,941              15,062
Black Diamond Offshore Ltd(10).....................                13,126               13,126                   0
Boilermakers Blacksmith Pension Trust..............                23,941               23,941                   0
B.P. Amoco.........................................                16,511               16,511                   0
Citadel Equity Fund Ltd............................                37,150               37,150                   0
The Class I. C. Company............................                24,767               24,767                   0
Delaware PERS......................................                23,005               26,005                   0
D.E. Shaw Investments, L.P.(11)....................               186,461              115,580              70,881
D.E. Shaw Valence, L.P.(12)........................               745,846              462,322             283,524
Deutsche Banc Alex Brown...........................               247,672              247,672                   0
Double Black Diamond Offshore LDC(13)..............                66,194               66,194                   0
GLG Market Neutral Fund(14)........................               313,981              290,354              23,627
Granville Capital Corporation(15)..................               238,195              198,138              85,057
HighBridge International LLC(16)...................             1,139,523              288,951             850,572
HSBC Ttee Zola Managed Trust(17)...................                16,524                8,255               8,269
ICI American Holdings Trust........................                11,145               11,145                   0
IL Annuity and Insurance Company...................                67,284               67,284                   0
Innovest Finanzienstelstungs AG....................                 6,125                6,125                   0
Jackson Investment Fund Ltd........................                28,895               28,895                   0
JMG Capital Partners, LP...........................                90,813               90,813                   0
JMG Triton Offshore Fund, Ltd......................                57,790               57,790                   0
J.P. Morgan Securities Inc. (18)...................               110,792              110,792                   0
LB Series Fund, Inc., Income Portfolio No. RF02(19)                39,627               39,627                   0
Lincoln National Convertible Securities Fund.........              16,511               16,511                   0
Lutheran Brotherhood(20)...........................                99,069               99,069                   0
Lutheran Brotherhood Income Fund(21)...............                23,941               23,941                   0
Lutheran Brotherhood Limited Maturity Growth Fund..                 2,476                2,476                   0
Lyxor MasterFund(22)...............................                23,612                8,255              15,357
Mainstay Convertible Fund..........................                87,510               87,510                   0
Mainstay Strategic Value Fund......................                 4,953                4,953                   0
Mainstay VP Convertible Fund.......................                19,813               19,813                   0
New York Life Separate Account No. 7...............                13,209               13,209                   0
Nomura Securities International Inc................               165,115              165,115               9,100
OZ Master Fund, Ltd. ..............................               266,405              222,905              43,500
Quattro Fund, Ltd.(23).............................                74,974               24,767              50,207
R2 Investments, LDC(24)............................               816,727              462,322             354,405
Raimus Capital Group...............................                16,511               16,511                   0
Salomon Smith Barney Inc.(25)......................               775,114              550,658             224,456
State of Oregon - Equity...........................                84,373               84,373                   0
Syngenta AG........................................                 4,953                4,953                   0
TD Securities (USA) Inc............................               875,935              875,935                   0
TQA Master Fund, Ltd...............................                49,534               49,534                   0
TQA Master Plus Fund, Ltd..........................                74,301               74,301                   0
UBS AG London Branch(26)...........................             1,303,417            1,296,152               7,265
Value Line Convertible Fund, Inc.(27)..............                24,780               16,511               8,269

                                       1

Van Kampen Harbor Fund(28).........................               204,082              204,082                   0
Victory Capital Management(29).....................                98,185               61,505              36,680
White River Securities, LLC(30)....................               110,003               94,941              15,062
Worldwide Transactions Ltd.(31)....................                 3,236                3,236                   0
Zeneca Holdings Trust..............................                 6,439                6,439                   0
Zola Partners, L.P.(32)............................                34,231               16,511              17,720
Any other holder of exchangeable notes or future
  transferee, pledgee, donee or successor of any
  such other holder(33)............................               422,785              422,785                   0

-----------
(1) Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

(2) The exchange price (initially $60.56 per share) and the number of shares of Class A common stock deliverable upon exchange of the Cox Enterprises notes are subject to change under certain circumstances described in the indenture governing the notes. The indenture governing the Cox Enterprises notes also provides that if any fractional shares of Class A common stock are deliverable upon exchange, Cox Enterprises will pay cash in lieu of such fractional shares and accordingly, the number of shares listed in the table have been rounded down.

(3) Assumes that the full amount of Cox Enterprises notes held by a selling stockholder is exchanged for shares of Class A common stock and offered hereunder by that selling stockholder. Since Cox Enterprises has the right to pay cash in lieu of delivering shares upon exchange, there can be no assurance that any selling stockholder will receive shares of Class A common stock upon exchange of its notes.

(4) Because the selling stockholders may, pursuant to this prospectus, offer all or some portion of the shares they may acquire upon exchange of the Cox Enterprises notes, we cannot predict the amount or percentage of shares that will be held by the selling stockholders upon termination of any such sales. In addition, the selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Cox Enterprises notes and/or the underlying shares since the date on which they provided the information regarding their Cox Enterprises notes and shares in transactions exempt from the registration requirements of the Securities Act of 1933. See "Plan of Distribution." The selling stockholders may sell all, part or none of the shares listed in the table. The amounts listed in the table assume that each selling stockholder presents its notes to Cox Enterprises for exchange, receives shares of Class A common stock from Cox Enterprises and sells all of its shares of Class A common stock received in such exchange.

(5)    AIG SoundShore Holdings Ltd. holds 25,000 of our FELINE PRIDES.

(6) AIG SoundShore Opportunity Holding Fund Ltd. holds 13,550 of our FELINE PRIDES and call options covering 5,000 shares of the Class A common stock.

(7)    AIG SoundShore Strategic Holding Fund Ltd. holds 10,850 of our FELINE
       PRIDES.

(8) The Allstate Corporation is the parent company of Allstate Insurance Company, which is the parent company of Allstate Life Insurance Company. Allstate Insurance Company holds $3,950,000 principal amount at maturity of our Convertible Senior Notes due 2021. Allstate Life Insurance Company holds $5,250,000 principal amount at maturity of our Convertible Senior Notes due 2021 and $5,100,000 principal amount at maturity of our 2% Exchangeable Senior Notes due 2021. Of the shares listed as beneficially owned prior to the offering, 46,663 shares of Class A common stock are beneficially owned by Allstate Insurance Company and 146,228 shares of Class A common stock are beneficially owned by Allstate Life Insurance Company. Of the shares listed as beneficially owned after the offering, 46,663 shares are issuable to Allstate Insurance Company and 62,020 shares are issuable to Allstate Life Insurance Company upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale registration statement. In addition, Allstate Insurance Company holds 44,000 of our FELINE PRIDES and 63,500 of our PRIZES. Allstate Life Insurance Company holds $5,000,000 principal amount of our 7.75% Notes due 2006, $12,500,000 principal amount of our 7.50% Notes due 2004, $10,000,000 principal amount of our 7.75% Notes due 2010, $12,850,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 3,500 of our Premium PHONES.

(9) Of the shares listed as beneficially owned prior to and after the offering, 15,062 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(10) Black Diamond Offshore Ltd. holds $3,397,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(11) Of the shares listed as beneficially owned prior to and after the offering, 70,881 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, D.E. Shaw Investments, L.P. holds 10,000 of our FELINE PRIDES.

(12) Of the shares listed as beneficially owned prior to and after the offering, 283,524 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, D.E. Shaw Valence, L.P. holds 217,500 of our FELINE PRIDES.

(13) Double Black Diamond Offshore LDC holds $15,742,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(14) Of the shares listed as beneficially owned prior to and after the offering, 23,627 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(15) Of the shares listed as beneficially owned prior to and after the offering, 85,057 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, Granville Capital Corporation holds $114,650,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold), 42,400 of our FELINE PRIDES and put options covering 150,000 shares of the Class A common stock.

(16) Of the shares listed as beneficially owned prior to and after the offering, 850,572 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, HighBridge International LLC holds 23,700 of our Premium PHONES and $104,500,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(17) Of the shares listed as beneficially owned prior to and after the offering, 8,269 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, HSBC Ttee Zola Managed Trust holds 51,000 of our FELINE PRIDES.

(18) J.P. Morgan Securities, Inc. has also performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as one of the initial purchasers of the Cox Enterprises notes and of our Convertible Senior Notes due 2021.

(19) LB Series Fund, Inc., Income Portfolio No. RF02 holds $7,500,000 principal amount of our 7.75% Notes due 2010.

(20) Lutheran Brotherhood holds $5,000,000 principal amount of our 6.40% Notes due 2008, 95,000 of our FELINE PRIDES and 70,000 of our PRIZES.

(21) Lutheran Brotherhood Income Fund holds $2,500,000 principal amount of our 7.75% Notes due 2010.

(22) Of the shares listed as beneficially owned prior to and after the offering, 15,357 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of

       Class A common stock are covered by a separate resale shelf registration statement. In addition, Lyxor MasterFund holds 51,000 of our FELINE PRIDES.

(23) Of the shares listed as beneficially owned prior to and after the offering, 50,207 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(24) Of the shares listed as beneficially owned prior to and after the offering, 354,405 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. In addition, R2 Investments LDC holds $52,000,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold) and 451,000 of our FELINE PRIDES.

(25) Of the shares listed as beneficially owned prior to and after the offering, 224,456 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement. Salomon Smith Barney Inc. is a market-maker in our Class A common stock and has performed various financial advisory and investment banking services from time to time for us and our affiliates, including acting as an initial purchaser of the Cox Enterprises notes.

(26) Of the shares listed as beneficially owned prior to and after the offering, 7,265 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(27) Of the shares listed as beneficially owned prior to and after the offering, 8,269 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(28) Van Kampen Harbor Fund is associated with Morgan Stanley & Co. Incorporated, one of the initial purchasers of the Cox Enterprises notes and of our Convertible Senior Notes due 2021. Morgan Stanley has also performed various financial advisory and investment banking services from time to time for us and our affiliates. In addition, the Van Kampen funds hold an aggregate of $4,750,000 principal amount of our 6.875% Notes due 2005 and $10,000,000 principal amount of our 7.25% debentures due 2015.

(29) Of the shares listed as beneficially owned prior to and after the offering, 36,680 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(30) Of the shares listed as beneficially owned prior to and after the offering, 15,062 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(31) Worldwide Transactions Ltd. holds $861,000 principal amount at maturity of our Exchangeable Subordinated Discount Debentures due 2020 (which are exchangeable for shares of Sprint PCS common stock we hold).

(32) Of the shares listed as beneficially owned prior to and after the offering, 17,720 shares of Class A common stock are issuable upon conversion of our Convertible Senior Notes due 2021, and these notes and the underlying shares of Class A common stock are covered by a separate resale shelf registration statement.

(33) We may from time to time include additional selling stockholders and information about such selling stockholders' plans of distribution in future supplements to this prospectus, if required. The amounts provided assume that any other holders of Cox Enterprises notes, or any future transferees, pledgees, donees or successors of or from any such holders of Cox Enterprises notes, do not beneficially own any Class A common stock other than the Class A common stock deliverable upon exchange of the Cox Enterprise notes.